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                                                                       EXHIBIT 5


                                            September 1, 1998


TCI Music, Inc.
8101 East Prentice Avenue
Suite 500
Englewood, Colorado 80111

     Re: Validity of Common Stock

Ladies and Gentlemen:

     We have acted as special counsel to TCI Music, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on August 24, 1998 relating to approximately 3,193,125 shares of the Company's Series A Common Stock, $.01 par value per share ("Common Stock") owned by certain selling shareholders named in the Registration Statement (the "Selling Stockholders").

     We have examined the Company's Certificate of Incorporation, as amended, and Bylaws, and minutes of the proceedings of the Board of Directors authorizing the issuance of the Common Stock. We have also examined such other documents and records, and we have made such inquiries of officers and representatives of the Company, as we have deemed necessary to render the opinions set forth herein.


     Based upon the foregoing examination, we advise you that, in our opinion, the shares of Common Stock owned by the Selling Stockholders as of the date hereof and being offered pursuant to the Registration Statement have been duly authorized and are validly issued, and, to our knowledge, fully paid and nonassessable.


     We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legality" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                            Yours truly,

                                               /s/ SHERMAN & HOWARD L.L.C.
                                            ------------------------------------
                                            SHERMAN & HOWARD L.L.C.